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                                                                    EXHIBIT 99.1
                                                               INVESTOR CONTACT:

                                                                Claudia Pieropan
                                                         Chief Financial Officer

                                                                  (949) 559-4444
                                                       www.hineshorticulture.com

HINES HORTICULTURE, INC. SUBSIDIARY DECLARES RECORD DATE FOR NOTEHOLDER CONSENT
                                 SOLICITATION

Irvine, California, November 10, 2000 - Hines Horticulture, Inc. (Nasdaq: HORT), today announced that yesterday, November 9, 2000, the board of directors of Hines Nurseries, Inc., its wholly owned subsidiary, declared on November 9, 2000 at 5:00 p.m. as the record date for a consent solicitation to be conducted with respect to all of its outstanding Series B 11 3/4% Senior Subordinated Notes due October 15, 2005. The purpose of the consent solicitation will be to seek an amendment to the definition of "Permitted Indebtedness" under the indenture governing the notes, and to make certain other changes. All holders of notes who consent to the proposed amendments will be entitled to payment of a consent fee. Hines Nurseries expects to mail the consent solicitation documents to note holders shortly.

Hines Horticulture is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company sells its nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as Home Depot, Lowe's, Wal-Mart, Kmart and Target. The Company is also the largest North American producer and marketer of sphagnum peat moss and professional peat and bark-based growing media, which it sells to professional customers, including greenhouse growers, nursery growers and golf course developers.